AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 2002.                                    REGISTRATION NO. ________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                       INDUSTRIAL DISTRIBUTION GROUP, INC.
               (Exact Name of Issuer as Specified in its Charter)

               DELAWARE                                 58-229339
    (State or Other Jurisdiction of                 (I.R.S. Employer
    Incorporation or Organization)               Identification Number)

                       950 E. PACES FERRY ROAD, SUITE 1575
                             ATLANTA, GEORGIA 30326
                                 (404) 949-2100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                ANDREW B. SHEARER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       950 E. PACES FERRY ROAD, SUITE 1575
                             ATLANTA, GEORGIA 30326
                                 (404) 949-2100
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                              W. RANDY EADDY, ESQ.
                             KILPATRICK STOCKTON LLP
                     1100 PEACHTREE STREET, N.E., SUITE 2800
                           ATLANTA, GEORGIA 30309-4530
                                 (404) 815-6500

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
    TITLE OF SECURITIES            AMOUNT TO BE        PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
      TO BE REGISTERED              REGISTERED        OFFERING PRICE PER      AGGREGATE OFFERING      REGISTRATION FEE
                                                           SHARE(1)                PRICE(1)
---------------------------------------------------------------------------------------------------------------------------
        Common Stock                  82,133                $2.675                 $219,706                $20.21
===========================================================================================================================

(1) Determined in accordance with Rule 457(c) under the Securities Act of 1933, based on $2.675, the average of the high and low prices on the New York Stock Exchange on March 27, 2002.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
 A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
    SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
                                 MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                         -------------------------------

                          82,133 SHARES OF COMMON STOCK

                       ----------------------------------

         This Prospectus covers 82,133 shares of our common stock, $.01 par value, that may be offered for resale from time to time by certain of our shareholders who are identified later in this Prospectus. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

         We have agreed to bear all expenses (other than the fees or expenses of counsel or any other personal representative of any selling shareholder) in connection with the preparation and use of this Prospectus. We will not pay any commissions, discounts, or other fees to underwriters, broker dealers, or any other person who may assist a selling shareholder in making a sale. We have agreed to indemnify the selling shareholders, and they have agreed to indemnify us, against certain liabilities under the Securities Act of 1933.

         The selling shareholders may sell their shares from time to time in a variety of ways, including:

                  -        underwritten offerings;

                  - ordinary brokerage transactions at prices at or near the market price; or

                  - transactions on terms that may be negotiated at the time of sale.

         The selling shareholders may pay usual and customary or specifically negotiated underwriting discounts, brokerage fees, or commissions in connection with such sales. To the extent required, the specific shares to be sold, the terms of the offering, including price, the name of any broker-dealer or underwriter, and any applicable commission, discount, or other compensation with respect to a particular sale will be set forth in a supplement that we may prepare to accompany this Prospectus in the future.

         The Company's Common Stock is traded under the symbol "IDG" on the New York Stock Exchange. On March 27, 2002, the last sale price of the common stock as reported by the NYSE was $2.70 per share.

                     YOU SHOULD CONSIDER CAREFULLY THE RISK
                FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.
                           ---------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this Prospectus is _____ __, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

         This Prospectus is part of a Form S-3 covering the shares that the selling shareholder may offer for resale.

         We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also obtain reports, proxy statements, and other information regarding issuers that file electronically with the SEC from the SEC's Internet site (http://www.sec.gov).

         The SEC allows us to "incorporate by reference" information filed with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be a part of this Prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this Prospectus and any accompanying Prospectus supplement. Any information so updated or superseded shall not be deemed, except as so updated or superseded, to be a part of this Prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares described in this Prospectus are sold or the offering of the shares covered by this Prospectus is terminated:

                  - Annual report on Form 10-K for the fiscal year ended December 31, 2001.

         We will provide you with free copies of any of these documents or any other documents that have been incorporated by reference in this Prospectus, without exhibits, unless an exhibit is incorporated into the document by reference, if you write us or call us at: Industrial Distribution Group, Inc., 950 E. Paces Ferry Road, Suite 1575, Atlanta, Georgia 30326, Attention: Investor Relations, telephone (404) 949-2100.

                           FORWARD-LOOKING STATEMENTS

         From time to time, information we provide or statements of our directors, officers, or employees may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Those statements involve numerous risks and uncertainties. Typically, this information or these statements contain the words "may," "will," "should," "plans," "estimates," "predicts," "potential," "continue," "believes," "anticipates," "intends," "expects," or the negative of such words or similar words. Any information or statements made or incorporated by reference in this Prospectus that are not statements of historical fact are forward-looking statements. Forward-looking statements include our expectations with respect to growth of sales, the affect of economic conditions, the impact of operational improvements or cost reduction initiatives, operating margins and overall profitability. The forward-looking statements in this Prospectus, and others that we or our representatives make, are based on a number of assumptions and involve risks and uncertainties. Consequently, actual results could differ materially. The factors we describe under the heading "Risk Factors" are some, but not all, of the reasons that results could be different.

                                  RISK FACTORS

         An investment in the shares offered hereby involves a significant degree of risk. In deciding whether to purchase the shares offered hereby, prospective investors should carefully consider all of the information contained in this Prospectus, including the following factors that may affect our current operations and future prospects.

         OUR ABILITY TO SELL OUR SERVICES AND PRODUCTS IN THE QUANTITY WE DESIRE DEPENDS HEAVILY UPON THE OPERATIONS LEVELS OF OUR CUSTOMERS AND THE ECONOMIC FACTORS THAT AFFECT THEM.

         Some of the primary markets for the products and services we sell are subject to cyclical fluctuations that generally affect demand for industrial and consumer durable goods produced by the users of MROP supplies. Consequently, the demand for our services and products has been and will continue to be influenced by most of the same national, regional, or even international economic factors that affect the demand for and production of such goods. When our customers or prospective customers reduce their production levels in response to lower demand for their products, they have less need for MROP supplies and may delay or slow (or even cancel) orders for MROP products or services.

         The current economic environment continues to be adverse for many customers to whom we have historically sold larger amounts of MROP products and services. Unless and until these economic conditions dissipate, our results of operations will continue to be adversely impacted.

         BASED ON OUR PERCEPTION OF INDUSTRY TRENDS AMONG MROP CUSTOMERS, WE ARE DEDICATING SIGNIFICANT RESOURCES TO OUR FPS PROGRAM, BUT WE CAN NOT BE CERTAIN THAT THESE INITIATIVES WILL GENERATE THE GROWTH WE ANTICIPATE AND DESIRE.

         We have recently dedicated significant resources to promote our FPS program as a strategic area for future growth. In particular, we have redirected our sales and marketing efforts towards sales of broad-based services and products through this program, rather than towards sales of particular products. This focus is based on our perception of industry trends among users of MROP products for more comprehensive solutions to their MROP requirements. If the trends that we perceive do not continue to develop, FPS sales may not grow at the levels we anticipate and desire, and our results of operations could be affected.

         In addition, we may encounter unanticipated difficulties in retraining our sales and marketing personnel to focus more broadly on the sale of FPS services to our customers, rather than focusing exclusively or primarily on direct sales of MROP products. Such difficulties could delay our anticipated growth in FPS sales.

         THE DELIVERY OF OUR SERVICES REQUIRES HIGHLY SKILLED AND SPECIALIZED EMPLOYEES WHO ARE NOT EASY TO LOCATE OR REPLACE.

         The timely provision of our high-quality services requires an adequate supply of skilled sales and customer service personnel, including the specialists whose expertise is an essential element of our customer-oriented, FPS program. Accordingly, our ability to implement solutions for our customers depends to a significant degree on our ability to employ the skilled personnel necessary to meet our marketing and servicing requirements. From time to time, we have experienced difficulty in attracting or retaining sufficient numbers of qualified personnel. As a result, our operating costs may be adversely affected by turnover in such positions. We cannot assure you that we will be able to maintain an adequately skilled sales and customer service force or that our labor expenses will not increase as a result of a shortage in the supply of such skilled personnel.

         WE RELY HEAVILY ON OUR SENIOR MANAGEMENT AND THE EXPERTISE OF MANAGEMENT PERSONNEL.

         Our operations will depend for the immediate future on the efforts of our executive officers, division presidents, and our other senior management. Our business and prospects could be adversely affected if these persons, in significant numbers, do not perform their key roles as expected, and we are unable to attract and retain qualified replacements.

         WE CONTINUE TO RELY UPON A VARIETY OF SYSTEMS FOR OUR INTERNAL MANAGEMENT INFORMATION AND RELATED FUNCTIONS, WHICH COULD ADVERSELY AFFECT OUR OPERATIONS UNTIL WE CAN IMPLEMENT OUR REGIONALIZED MANAGEMENT INFORMATION TECHNOLOGY SYSTEM.

         Until we can fully implement our regionalized management information technology system, we will continue to utilize and be dependent upon a variety of decentralized information and operating systems for many functions, such as product ordering, financial reporting and analysis, and inventory control. We may experience delays, disruptions, and unanticipated expenses as a result of that situation, which could adversely affect our internal efficiency and our ability to service customers. In any event, we will not be able to achieve the full benefit of certain contemplated operating efficiencies and competitive advantages until we have fully implemented our regionalized management information technology system.

         The implementation of our regionalized management information technology system may involve several of our business units in simultaneous information technology conversions. We may experience difficulties in conjunction with these conversions, including difficulties with data conversion from existing systems and the flow and integration of information into the new financial systems. If such difficulties occur, we may experience delays, disruptions, and unanticipated expenses, which could adversely affect our internal efficiency and our ability to service customers in a regional area.

         WE RELY ON A VARIETY OF DISTRIBUTION RIGHTS GRANTED BY OUR SUPPLIERS TO OFFER THEIR PRODUCT LINES TO OUR CUSTOMERS.

         For a substantial portion of our business, we depend on the collection of varied distribution arrangements with suppliers for certain product lines that have been established by our several operating subsidiaries in their respective geographic markets. A significant percentage of these current distribution arrangements are oral, and many of them can be terminated by the supplier immediately or upon short notice. The termination or limitation by any key supplier of its relationship with us could have a material adverse effect on our results of operations and financial condition.

         OUR INDUSTRY IS VERY COMPETITIVE, BOTH AS TO THE NUMBER AND STRENGTH OF THE DIFFERENT COMPANIES WITH WHICH WE COMPETE AND THE BUSINESS TERMS OFFERED TO POTENTIAL CUSTOMERS.

         The industrial maintenance, repair, operating, and production supplies industry is highly competitive and features numerous distribution channels, including: national, regional, and local distributors; direct mail suppliers; Internet suppliers; large catalog warehouses; and manufacturers' own sales forces. Many of our competitors are small enterprises who sell to customers in a limited geographic area, but we also compete against several large distributors that have significantly greater resources than we do. Competition with all of these distributors has increased as customers increasingly seek low-cost alternatives to traditional methods of purchasing and sources of supply by, among other things, reducing the number of their maintenance, repair, operating, and production suppliers.

         Competition in the MROP supplies industry may increase in other ways as well. First, other distributors are consolidating to achieve economies of scale and increase efficiencies. Second, new competitors, of which we are not currently aware, may emerge, further increasing competition.

         Other aspects of our industry also make it very competitive. For example, some of our competitors sell the same products we sell at lower prices than we offer. Moreover, we compete on the basis of our ability to design and implement Flexible Procurement Solutions that will enable our customers to achieve productivity improvements and reduce costs. We cannot assure you that we will be able to compete successfully.

         THE LIQUIDITY OF OUR STOCK DEPENDS HEAVILY ON OUR CONTINUED LISTING WITH THE NEW YORK STOCK EXCHANGE.

         In November 2001, we received official notice from the New York Stock Exchange (NYSE) that we were below its continued listing criterion that requires maintaining total market capitalization of not less than $15 million. We submitted a plan to achieve ongoing compliance with the NYSE's continued listing standards, which was accepted by the NYSE in December 2001 for a probationary period. As a result, shares of our common stock continue to be listed on the NYSE subject to our achievement in the future of financial and operating objectives outlined in our plan. We can not be certain that we will achieve those objectives and, if we do, there is no assurance that the NYSE will remove the probationary period or that we will sustain the minimum market capitalization requirements. The liquidity and the value of our shares could be adversely impacted if we do not achieve these objectives and the NYSE delists our stock.

                                   THE COMPANY

         Industrial Distribution Group, Inc. was formed in 1997 through a combination of industrial distribution companies. We are a nationwide supplier of maintenance, repair, operating, and production (MROP) products and services to manufacturers and other industrial users. We distribute a full line of MROP products specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and we can supply virtually any other MROP product that a customer may require. We also provide -- as a targeted and increasing portion of our business -- an array of value-added services and arrangements, primarily through our Flexible Procurement Solutions(TM) program, that emphasize and utilize our specialized expertise in product applications and production process improvements.

         While continuing to provide direct sales of MROP products, we have targeted sales through our Flexible Procurement Solutions, or FPS, program of services as the principal growth area for our business. We believe that our focus on and expansion of our FPS services are positioning IDG to address proactively the increasing demands of customers in our market for ways to reduce their overall MROP costs and enhance their operating efficiencies. We have the expertise and ability to analyze a customer's acquisition, possession, and application processes for MROP products, and then to design and implement a customized program to streamline these processes and reduce their associated costs. The specific programs we design may include improving the customers' production and procurement processes, standardizing the products they use, reducing the number of suppliers from which they purchase products, or developing integrated supply arrangements that outsource to us some or all of their MROP procurement and management functions.

         As part of a strategic reorganization to enhance coordination and improve internal efficiencies, we recently organized our operations into four regional divisions, plus two specialty business units that have a distinct industry focus. Each regional division is headed by a President who reports directly to our Chief Executive Officer. We serve 64 of the top 75 U.S. industrial markets and have an active presence in Mexico. We have more than 25,000 active customers (customers that purchased at least one item in the last 12 months), which include a diverse group of large and mid-sized national and international corporations, including Boeing, General Electric, Ford, Borg-Warner, and Stanley Tools, as well as many local and regional businesses.

         We had net sales of $514.4 million for the year ended December 31, 2001. Based on 2001 sales, we believe IDG is among the top 20 MROP providers and the top ten providers of MROP integrated supply services in the nation.

                                  THE OFFERING

         This Prospectus relates to the proposed offer and sale by the selling shareholders, which are listed in the section called "Selling Shareholders," of the shares that they currently own. We will not receive any proceeds from the sale by a selling shareholder of any shares. The selling shareholders will receive all such proceeds.

         As of March 28, 2002, there were issued and outstanding a total of 8,769,670 shares of our common stock.

                              SELLING SHAREHOLDERS

         The following table sets forth the names of the selling shareholders, the number of shares beneficially owned by each selling shareholder as of March 28, 2002, the percentage of our total outstanding common stock owned by each selling shareholder as of March 28, 2002 (unless such percentage is less than 1%), and the maximum number of shares that may be offered for sale by such selling shareholder pursuant to this Prospectus. An aggregate of 82,133 shares of common stock are covered for possible sale by the selling shareholders using this Prospectus. These shares were issued to the selling shareholders pursuant to a stock purchase agreement that was entered into in connection with our acquisition of L.D. Supply, Inc. on June 5, 1998. We will not receive any proceeds from any sale of the shares. Except as set forth in the footnotes to the table below, no selling shareholder has had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

                    BENEFICIAL OWNERSHIP AS OF MARCH 28, 2002

                                       TOTAL NUMBER OF
                                     SHARES BENEFICIALLY                    TOTAL NUMBER OF SHARES
                                          OWNED(1)           PERCENTAGE(2)   OFFERED FOR RESALE(1)
                                     -------------------     -------------  ----------------------
John D. Hamilton(3) ..........                95,081             1.08%             20,533
Errol A. Luginbill(3) ........               110,224             1.26%             25,667
Ronald L. Phillips ...........                47,459                *              10,266
David J. Schreiner(3) ........               140,993             1.61%             25,667

--------------------------
* Less than 1%
(1) Some of the shares held by the selling shareholders have been registered pursuant to a previous registration statement. Therefore, only the specified shares are being registered hereunder and may be offered and resold by the selling shareholder pursuant to this Prospectus. There is no assurance, however, that any of the selling shareholders will sell any or all of such shares.
(2) Each selling shareholder's percentage was calculated by dividing the total number of shares outstanding as of March 28, 2002 (8,769,670) by each selling shareholder's number of beneficially owned shares.
(3) In connection with the acquisition transaction in which we issued the shares to the selling shareholder, the selling shareholder entered into an employment agreement with a subsidiary of ours pursuant to which he provided certain services to the subsidiary three years from the closing date of the acquisition. Under each such employment agreement, the selling shareholder was paid an annual salary, was eligible for an annual bonus (subject to certain performance criteria), and was eligible for our benefits of the type generally provided to our similarly situated employees for comparable services. The selling shareholder is still employed by us, but we no longer have formal employment agreements with him in effect.

         The selling shareholders may offer and sell all or a portion of the shares from time to time, but are under no obligation to offer or sell any of the shares. Because the selling shareholder may sell all, none, or any part of the shares from time to time, no estimate can be given as to the number of shares that will be beneficially owned by the selling shareholder upon termination of any offering by them, or as to the percentage of our total outstanding common stock that the selling shareholder will beneficially own after termination of any offering.

         This Prospectus also covers possible sales by certain presently unknown persons who may become the record or beneficial owners of some of the shares as a result of certain types of private transactions, including but not limited to, gifts, private sales, and transfers pursuant to a foreclosure or similar proceeding by a lender or other creditor to whom shares may be pledged as collateral to secure an obligation of a named selling shareholder. Each such potential transferee of a named selling shareholder is hereby deemed to be a selling shareholder for purposes of selling shares using this Prospectus. To the extent required by applicable law, information (including the name and number of shares owned and proposed to be sold) about such transferees, if there shall be any, will be set forth in an appropriate supplement to this Prospectus.

                              PLAN OF DISTRIBUTION

         The shares may be offered and sold by or for the account of the selling shareholders (or their pledgees, donees, or transferees), from time to time as market conditions permit, on the NYSE, any other exchange on which the shares may be listed, over the counter, or otherwise, at prices and on terms then prevailing or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation:

         - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

         - an underwritten offering, subject to compliance with applicable disclosures concerning the identity and compensation arrangements of each firm acting as underwriter;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - face-to-face transactions between sellers and purchasers without a broker-dealer;

         - transactions in options, swaps, or other derivatives (whether exchange listed or otherwise);

         - sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

         - any combination of the foregoing, or by any other legally available means.

         In addition, the selling shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter pursuant to this Prospectus.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling shareholders and/or the purchasers of the shares for whom such brokers or dealers act as agents or to whom they sell as principals, or both, in amounts to be negotiated (which compensation as to a particular broker-dealer might be in excess of customary commissions). At the time a particular offer of shares is made by one or more of the selling shareholders, a Prospectus supplement, if required, will be distributed to set forth the aggregate number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, and other items constituting compensation from the selling shareholders, and any discounts, commissions, or concessions allowed or reallocated or paid to dealers, including the proposed selling price to prospective purchasers. The selling shareholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. There can be no assurance, however, that all or any of the shares will be offered by the selling shareholders. We know of no existing arrangements between any selling shareholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the shares.

         We will not receive any of the proceeds of any sale of shares by the selling shareholders. We will bear substantially all expenses of the registration of this offering under the Securities Act including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of our counsel and independent public accountants, fees of the NASD, transfer taxes, fees of transfer agents and registrars, and costs of insurance, if any. All underwriting discounts, selling commissions, and broker's fees applicable to the sale of any shares will be borne by the selling shareholders or by such persons other than us as agreed by and among the selling shareholders and such other persons.

                                  LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia.

                                     EXPERTS

         The consolidated financial statements and schedule of Industrial Distribution Group, Inc. appearing in Industrial Distribution Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

         The consolidated financial statements and schedules as of December 31, 2000 and for each of the two years in the period ended December 31, 2000 that are incorporated by reference in this prospectus and elsewhere in the registration statement from the Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                        LIMITATIONS ON AUTHORITY AND USE

         No dealer, sales person, or other individual has been authorized to give any information or to make any representations not contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in our affairs since the date hereof.

================================================================================

                       INDUSTRIAL DISTRIBUTION GROUP, INC.


                                  COMMON STOCK


                          ----------------------------
                                   PROSPECTUS
                          ----------------------------


                            _________________, 2002

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses in connection with the issuance and distribution of the shares, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee, and relate to this Form S-3 only.

         SEC registration fee                       $       20
         Legal fees and expenses                    $   10,000
         Accounting fees and expenses               $   11,200
         Miscellaneous expenses                     $    2,000
                                                    ----------
              Total                                 $   23,220

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware law, liability of a director may not be limited (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (4) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of our Certificate of Incorporation is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on behalf of us) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (1) through
(4) above. This provision does not limit or eliminate the rights of us or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         In addition, under our Certificate of Incorporation and Article Eight of our Bylaws, we indemnify our directors, officers, employees, and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity or was serving at our request as a director, officer, employee, or agent of another entity. In addition, we have entered into indemnification agreements with our directors and executive officers.

         Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      The following exhibits are filed as part of this Registration
Statement:

Exhibit Number    Description of Exhibit
--------------    ----------------------
      4.1         --    Form of Common Stock Certificate of the Company (filed as Exhibit 4.1 of the Company's
                        Registration Statement on Form S-1 (File No. 333-36233) filed with the Commission, is hereby incorporated by reference)

      5.1         --    Opinion of Kilpatrick Stockton LLP, counsel to the Company

     23.1         --    Consent of Kilpatrick Stockton LLP, counsel to the Company
                        (included in Exhibit 5.1)

     23.2         --    Consent of Ernst & Young LLP

     23.3         --    Consent of Arthur Andersen LLP

     25.1         --    The Powers of Attorney contained on the signature pages of this Registration Statement are hereby incorporated by reference.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 3, 2002.

                                 INDUSTRIAL DISTRIBUTION GROUP, INC.

                                 By:    /s/ Andrew B. Shearer
                                      -----------------------------------------
                                       Andrew B. Shearer, President and Chief
                                       Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew B. Shearer and Jack P. Healey as attorneys-in-fact, having the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of April 2002.

            Signature                             Title
            ---------                             -----



       /s/ Andrew B. Shearer           President, Chief Executive
---------------------------------      Officer and Director (Principal Executive
       Andrew B. Shearer               Officer)



       /s/ Jack P. Healey              Senior Vice President, Chief
---------------------------------      Financial Officer and Secretary
       Jack P. Healey                  (Principal Financial and
                                       Accounting Officer)




       /s/ Richard M. Seigel           Chairman of the Board of Directors
---------------------------------
       Richard M. Seigel



       /s/ David K. Barth              Director
---------------------------------
       David K. Barth



       /s/ William J. Burkland         Director
---------------------------------
       William J. Burkland

       /s/ William R. Fenoglio         Director
---------------------------------
       William R. Fenoglio



       /s/ William T. Parr             Director
---------------------------------
       William T. Parr



       /s/ George L. Sachs, Jr.        Director
---------------------------------
       George L. Sachs, Jr.